Exhibit 99.2

Joy Global Inc. and Rowan Companies, Inc. Announce the Completion of LeTourneau Technologies Inc. Acquisition
6/22/2011

MILWAUKEE--(BUSINESS WIRE)-- Joy Global Inc. ("Joy Global") (NASDAQ:JOYG - News), a worldwide leader in high-productivity mining solutions, has completed the acquisition of LeTourneau Technologies Inc. ("LeTourneau") from Rowan Companies, Inc. ("Rowan") (NYSE:RDC - News) for $1.1 billion in cash, subject to adjustment as provided in the Stock Purchase Agreement dated May 13, 2011.

LeTourneau is a world leader in the manufacture of large capacity wheel loaders for the surface mining market as well as jack-up rigs and ancillary equipment for the oil and gas drilling industries.

Michael Sutherlin, CEO Joy Global, said, "The acquisition of LeTourneau brings two very strong business platforms to Joy Global. LeTourneau's wheel loaders are the largest and most fuel efficient in the industry and their complementary application to our electric mining shovels will deliver significant synergies. LeTourneau is also a leading brand in oil and gas drilling rig equipment and design and this business is leveraged to an emerging demand for higher specification rigs. We welcome the people of LeTourneau to Joy Global, and look forward to working with them to capture the opportunities that come with these two businesses."

Matt Ralls, President and CEO Rowan, said, "We are delighted to have achieved this combination and are confident it will create additional opportunities for LeTourneau and its employees. I extend my thanks and appreciation to both the Joy Global and Rowan/LeTourneau teams who made the transaction happen."

Joy Global is a world-wide leader in manufacturing, distributing and servicing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery. For more information on Joy Global, please visit www.joyglobal.com.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services with a fleet of 28 jack-up rigs located worldwide, including the Middle East, the North Sea, Trinidad, the U.S. Gulf of Mexico and Mexico.Rowan has a leading position in high-specification jack-up rigs, which remain in high demand.Rowan is also entering the ultra deepwater market with high-specification drillships with capability advantages and built-in redundancies.Rowan's stock is traded on the New York Stock Exchange under the symbol "RDC".For more information on Rowan, please visit www.rowancompanies.com.

JOYG-G
RDC

Contact:
Joy Global Inc.
Michael S. Olsen, 414-319-8507
Executive Vice President,
Chief Financial Officer and Treasurer